EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS THIRD QUARTER 2017 RESULTS

•	Revenues were $808 million, compared with $751 million in the second quarter of 2017;
•	Revenue efficiency(1) was 97.1 percent, compared with 97.4 percent in the prior quarter;
•	Operating and maintenance expense was $323 million, compared with $333 million in the previous quarter;
•

Net loss attributable to controlling interest was $1.417 billion, $3.62 per diluted share, compared with net loss attributable to controlling interest of $1.690 billion, $4.32 per diluted share, in the second quarter of 2017;

•

Adjusted net income was $64 million, excluding $1.481 billion of net unfavorable items primarily related to the previously announced retirement of six floaters. This compares with adjusted net income of $1 million in the prior quarter, excluding $1.691 billion of net unfavorable items primarily related to the $1.597 billion loss on the divestiture of the jackup fleet;

•	Adjusted Normalized EBITDA margin was $349 million or 49 percent, compared with $347 million or 49 percent in the prior quarter;
•	Cash flows from operating activities were $384 million, up from $319 million in the prior quarter; and
•	Contract backlog was $9.4 billion as of the October 2017 Fleet Status Report.

ZUG, Switzerland—November 1, 2017—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $1.417 billion, $3.62 per diluted share, for the three months ended September 30, 2017.

Third quarter 2017 results included net unfavorable items of $1.481 billion, or $3.78 per diluted share as follows:

•	$1.386 billion, $3.54 per diluted share, loss on impairment associated with the previously announced retirement of six floaters;
•	$90 million, $0.23 per diluted share, in discrete tax expense; and
•	$5 million, $0.01 per diluted share, for acquisition costs related to Songa Offshore and other items.

After consideration of these net unfavorable items, third quarter 2017 adjusted net income was $64 million, or $0.16 per diluted share.

Contract drilling revenues for the three months ended September 30, 2017, decreased $6 million sequentially to $699 million. Fleet utilization improved to 52 percent, compared with 44 percent in the prior quarter, reflecting the positive impact of the warm-stacked reactivation of the ultra-deepwater floaters, the Deepwater Asgard and Development Driller III, and the harsh environment semisubmersible Transocean Barents. The increase in activity was partially offset by the divestiture of the company’s jackup fleet in the second quarter of 2017.

Other revenues were $109 million, compared with $46 million in the prior quarter.  The third quarter of 2017 included $87 million awarded to the company in connection with a customer-terminated drilling contract in 2015.

Operating and maintenance expense was $323 million, including $6 million in reimbursements related to the aforementioned award. The third quarter of 2017 was lower than anticipated due to the timing of certain  maintenance expenses, contract preparation costs, and recycling costs associated with the previously announced retirements. The quarter was also favorably impacted by the company’s ongoing cost control initiatives. This compares with $333 million in the prior quarter, which included $4 million in unfavorable items associated with litigation matters and restructuring charges.

General and administrative expense was $39 million, up from  $35 million in the second quarter of 2017.   The increase was due largely to acquisition costs related to Songa Offshore.

Depreciation expense was $197 million, down from $219 million in the second quarter of 2017. The decrease was primarily due to the sale of the jackup fleet in the second quarter of 2017.

Interest expense, net of amounts capitalized, was $112 million, compared with $129 million in the prior quarter. The decrease was largely due to the company’s recent debt capital markets transactions. Capitalized interest was $31 million in third quarter of 2017, compared with $30 million in the prior quarter. Interest income increased $14 million sequentially to $21 million. The increase was almost entirely due to interest related to the aforementioned award.

The Effective Tax Rate(2) was (14.7) percent, down from 2.2 percent in the prior quarter. The decrease in the rate was primarily due to an increase in the company’s U.S. deferred tax asset valuation allowance and current-year losses on impairment and disposal of assets.  The Effective Tax Rate excluding discrete items(3) was 56.5 percent, compared with 74.0 percent in the previous quarter. For the three months ended September 30, 2017, the company’s income tax expense was $180 million, which includes $137 million of non‑cash items relating to a valuation allowance on certain deferred tax assets.

Cash flows from operating activities increased $65 million sequentially to $384 million primarily due to the aforementioned award.

Third quarter 2017 capital expenditures of $128 million were primarily related to the company’s contracted newbuild drillships. This compares with $136 million in the previous quarter.

“Despite the challenging environment, we continue to operate at a high level, delivering another quarter in which Revenue Efficiency exceeded 97% and Adjusted Normalized EBITDA margin approached 50%,” said Jeremy Thigpen, President and Chief Executive Officer. “In addition to the strong operating results, during the quarter, we continued the high-grading of our fleet by announcing our intent to acquire Songa Offshore, which includes the addition of four new, high-specification, harsh environment semisubmersibles. We also announced our decision to recycle six additional floaters, further improving the overall quality and competitiveness of our fleet.”

Thigpen added: “During October, we issued $750 million of senior unsecured debt with the intent of retiring our near-dated maturities. This action, coupled with cash flow from operations of $384 million, and the anticipated incremental backlog of approximately $4 billion attributable to the Songa Offshore transaction, further extends our liquidity runway, and positions us well for a market recovery.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted Normalized EBITDA, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 39 mobile offshore drilling units consisting of 26 ultra-deepwater floaters, seven harsh environment floaters, two deepwater floaters and four midwater floaters. In addition, the company has three ultra-deepwater drillships under construction or under contract to be constructed.  We  also continue to operate two high-specification jackups that were under drilling contracts when we sold the rigs, and we continue to operate these jackups until completion or novation of the drilling contracts.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 2 p.m. CET, on Thursday, November 2, 2017, to discuss the results. To participate, dial +1 719-457-2664 and refer to conference code 1809944 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 5 p.m. CET, on November 2, 2017. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 1809944 and PIN 9876.   The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release, the timing and likelihood of the completion of the contemplated acquisition of Songa Offshore SE (“Songa”), the expected benefits from such transaction, the ability to successfully integrate the Transocean and Songa businesses and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2016, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(3)

Effective Tax Rate, excluding discrete items, is defined as income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Operating revenues
Contract drilling revenues	$699	$886	$2,142	$2,912
Other revenues	109	20	202	275
	808	906	2,344	3,187
Costs and expenses
Operating and maintenance	323	409	999	1,561
Depreciation	197	225	648	667
General and administrative	39	41	113	125
	559	675	1,760	2,353
Loss on impairment	(1,385)	(11)	(1,498)	(26)
Gain (loss) on disposal of assets, net	(9)	9	(1,602)	8
Operating income (loss)	(1,145)	229	(2,516)	816

Other income (expense), net
Interest income	21	5	34	15
Interest expense, net of amounts capitalized	(112)	(109)	(368)	(296)
Gain (loss) on retirement of debt	(1)	110	(49)	148
Other, net	6	7	7	9
	(86)	13	(376)	(124)
Income (loss) before income tax expense	(1,231)	242	(2,892)	692
Income tax expense	180	6	103	122

Net income (loss)	(1,411)	236	(2,995)	570
Net income attributable to noncontrolling interest	6	18	21	35
Net income (loss) attributable to controlling interest	$(1,417)	$218	$(3,016)	$535

Earnings (loss) per share
Earnings (loss) per share—basic	$(3.62)	$0.59	$(7.72)	$1.44
Earnings (loss) per share—diluted	$(3.62)	$0.59	$(7.72)	$1.44

Weighted-average shares outstanding
Basic	391	365	391	365
Diluted	391	365	391	365

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2017	2016

Assets
Cash and cash equivalents	$2,717	$3,052
Accounts receivable, net of allowance for doubtful accounts of less than $1 at September 30, 2017 and December 31, 2016	663	898
Materials and supplies, net of allowance for obsolescence of $154 and $153 at September 30, 2017 and December 31, 2016, respectively	437	561
Restricted cash	480	466
Other current assets	154	121
Total current assets	4,451	5,098

Property and equipment	22,599	27,372
Less accumulated depreciation	(5,117)	(6,279)
Property and equipment, net	17,482	21,093
Deferred income taxes, net	167	298
Other assets	341	400
Total assets	$22,441	$26,889

Liabilities and equity
Accounts payable	$172	$206
Accrued income taxes	159	95
Debt due within one year	799	724
Other current liabilities	755	960
Total current liabilities	1,885	1,985

Long-term debt	6,501	7,740
Deferred income taxes, net	106	178
Other long-term liabilities	1,098	1,153
Total long-term liabilities	7,705	9,071

Commitments and contingencies
Redeemable noncontrolling interest	48	28

Shares, CHF 0.10 par value, 417,060,033 authorized, 143,783,041 conditionally authorized and 394,801,990 issued at September 30, 2017 and December 31, 2016 and 391,211,739 and 389,366,241 outstanding at September 30, 2017 and December 31, 2016, respectively	37	36
Additional paid-in capital	11,020	10,993
Retained earnings	2,040	5,056
Accumulated other comprehensive loss	(298)	(283)
Total controlling interest shareholders’ equity	12,799	15,802
Noncontrolling interest	4	3
Total equity	12,803	15,805
Total liabilities and equity	$22,441	$26,889

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(2,995)	$570
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	648	667
Share-based compensation expense	30	31
Loss on impairment	1,498	26
(Gain) loss on disposal of assets, net	1,602	(8)
(Gain) loss on retirement of debt	49	(148)
Deferred income tax expense	32	44
Other, net	29	11
Changes in deferred revenues, net	(109)	(30)
Changes in deferred costs, net	42	64
Changes in other operating assets and liabilities, net	61	51
Net cash provided by operating activities	887	1,278

Cash flows from investing activities
Capital expenditures	(386)	(1,072)
Proceeds from disposal of assets, net	330	16
Other, net	10	—
Net cash used in investing activities	(46)	(1,056)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	403	1,210
Repayments of debt	(1,629)	(1,316)
Deposits to cash accounts restricted for financing activities	(78)	(24)
Proceeds from cash accounts and investments restricted for financing activities	131	124
Distributions to holders of noncontrolling interest	—	(23)
Other, net	(3)	2
Net cash used in financing activities	(1,176)	(27)

Net increase (decrease) in cash and cash equivalents	(335)	195
Cash and cash equivalents at beginning of period	3,052	2,339
Cash and cash equivalents at end of period	$2,717	$2,534

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Contract drilling revenues
Ultra-deepwater floaters	$511	$497	$584	$1,513	$1,758
Harsh environment floaters	106	104	102	332	383
Deepwater floaters	35	36	43	106	179
Midwater floaters	18	18	87	49	358
High-specification jackups	29	50	66	142	223
Contract intangible revenue	—	—	4	—	11
Total contract drilling revenues	699	705	886	2,142	2,912

Other revenues
Customer early termination fees	100	40	9	176	227
Customer reimbursement revenues and other	9	6	11	26	48
Total other revenues	109	46	20	202	275
Total revenues	$808	$751	$906	$2,344	$3,187

	Average Daily Revenue (1)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Ultra-deepwater floaters	$449,300	$482,200	$487,800	$481,900	$492,600
Harsh environment floaters	213,100	262,200	225,900	248,700	356,700
Deepwater floaters	187,300	199,000	234,100	192,800	266,400
Midwater floaters	98,900	100,300	240,400	97,500	303,300
High-specification jackups	151,200	142,800	143,100	143,600	143,800
Total drilling fleet	$319,000	329,900	$332,100	$328,800	$360,700

	Utilization (2)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Ultra-deepwater floaters	42%	38%	45%	39%	46%
Harsh environment floaters	77%	62%	71%	70%	56%
Deepwater floaters	69%	67%	50%	67%	54%
Midwater floaters	50%	33%	42%	35%	43%
High-specification jackups	95%	54%	50%	56%	57%
Total drilling fleet	52%	44%	49%	46%	49%

	Revenue Efficiency (3)
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Ultra-deepwater floaters	98.6%	97.1%	99.6%	97.9%	97.8%
Harsh environment floaters	92.0%	98.4%	96.6%	95.8%	97.8%
Deepwater floaters	90.0%	95.6%	96.0%	92.7%	96.3%
Midwater floaters	97.4%	98.8%	103.5%	96.2%	99.0%
High-specification jackups	99.3%	98.7%	114.5%	101.2%	97.6%
Total drilling fleet	97.1%	97.4%	100.4%	97.4%	97.8%

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(In millions, except per share data)

	YTD	QTD	YTD	QTD	QTD
	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(3,016)	$(1,417)	$(1,599)	$(1,690)	$91
Add back (subtract):
Litigation matters	(7)	—	(7)	1	(8)
Restructuring charges	1	(1)	2	2	—
Acquisition costs	4	4	—	—	—
Loss on impairment of assets	1,499	1,386	113	113	—
(Gain) loss on disposal of assets, net	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	49	1	48	48	—
Discrete tax items and other, net	(57)	90	(147)	(70)	(77)
Net income, as adjusted	$69	$64	$5	$1	$4

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(7.72)	$(3.62)	$(4.09)	$(4.32)	$0.23
Add back (subtract):
Litigation matters	(0.02)	—	(0.02)	—	(0.02)
Restructuring charges	—	—	—	—	—
Acquisition costs	0.01	0.01	—	—	—
Loss on impairment of assets	3.84	3.54	0.29	0.29	—
Loss on disposal of assets, net	4.08	—	4.08	4.08	—
Loss on retirement of debt	0.12	—	0.12	0.12	—
Discrete tax items and other, net	(0.13)	0.23	(0.37)	(0.17)	(0.20)
Diluted earnings per share, as adjusted	$0.18	$0.16	$0.01	$—	$0.01

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/16	12/31/16	09/30/16	09/30/16	06/30/16	06/30/16	03/31/16
Adjusted Net Income
Net income attributable to controlling interest, as reported	$778	$243	$535	$218	$317	$82	$235
Add back (subtract):
Litigation matters	(28)	(28)	—	—	—	—	—
Restructuring charges	26	11	15	4	11	7	4
Loss on impairment of assets	91	66	25	11	14	12	2
Gain on disposal of assets, net	(13)	(5)	(8)	(3)	(5)	(4)	(1)
Gain on retirement of debt	(148)	—	(148)	(110)	(38)	(38)	—
(Income) loss from discontinued operations	—	—	—	—	—	(1)	1
Discrete tax items and other, net	(50)	(26)	(24)	(32)	8	7	1
Net income, as adjusted	$656	$261	$395	$88	$307	$65	$242

Adjusted Diluted Earnings Per Share:
Diluted earnings per share, as reported	$2.08	$0.64	$1.44	$0.59	$0.86	$0.22	$0.64
Add back (subtract):
Litigation matters	(0.08)	(0.07)	—	—	—	—	—
Restructuring charges	0.07	0.03	0.04	0.01	0.03	0.02	0.01
Loss on impairment of assets	0.25	0.16	0.06	0.03	0.04	0.03	—
Gain on disposal of assets, net	(0.04)	(0.01)	(0.02)	(0.01)	(0.01)	(0.01)	—
Gain on retirement of debt	(0.40)	—	(0.40)	(0.30)	(0.11)	(0.11)	—
(Income) loss from discontinued operations	—	—	—	—	—	—	—
Discrete tax items and other, net	(0.12)	(0.06)	(0.06)	(0.08)	0.02	0.02	—
Diluted earnings per share, as adjusted	$1.76	$0.69	$1.06	$0.24	$0.83	$0.17	$0.65

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
EARNINGS BEFORE INTEREST, TAXES AND DEPRECIATION AND RELATED MARGINS
(In millions, except percentages)

	YTD	QTD	YTD	QTD	QTD
	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17

Operating revenues	$2,344	$808	$1,536	$751	$785
Drilling contract termination fees	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized Revenues	$2,168	$709	$1,459	$711	$748

Net income (loss)	$(2,995)	$(1,411)	$(1,584)	$(1,679)	$95
Interest expense, net of interest income	334	91	243	122	121
Income tax expense (benefit)	103	180	(77)	(37)	(40)
Depreciation expense	648	197	451	219	232
EBITDA	(1,910)	(943)	(967)	(1,375)	408

Litigation matters	(6)	—	(6)	2	(8)
Restructuring charges	2	—	2	2	—
Acquisition costs	4	4	—	—	—
Loss on impairment of assets	1,498	1,385	113	113	—
(Gain) loss on disposal of assets, net	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	49	1	48	48	—
Adjusted EBITDA	1,233	448	785	387	398

Drilling contract termination fees	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized EBITDA	$1,057	$349	$708	$347	$361

EBITDA margin	(81)%	(117)%	(63)%	(183)%	52%
Adjusted EBITDA margin	53%	55%	51%	52%	51%
Adjusted Normalized EBITDA margin	49%	49%	49%	49%	48%

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/16	12/31/16	09/30/16	09/30/16	06/30/16	06/30/16	03/31/16

Operating revenues	$4,161	$974	$3,187	$906	$2,281	$940	$1,341
Drilling contract termination fees	(396)	(169)	(227)	(9)	(218)	(9)	(209)
Adjusted Normalized Revenues	$3,765	$805	$2,960	$897	$2,063	$931	$1,132

Net income	$827	$257	$570	$236	$334	$93	$241
Interest expense, net of interest income	389	108	281	104	177	94	83
Income tax expense (benefit)	107	(15)	122	6	116	18	98
Depreciation expense	893	226	667	225	442	225	217
EBITDA	2,216	576	1,640	571	1,069	430	639

Restructuring charges	28	11	17	4	13	8	5
Litigation matters	(30)	(30)	—	—	—	—	—
Loss on impairment of assets	93	67	26	11	15	12	3
Gain on disposal of assets, net	(13)	(5)	(8)	(3)	(5)	(4)	(1)
Gain on retirement of debt	(148)	—	(148)	(110)	(38)	(38)	—
(Income) loss from discontinued operations, net of tax	—	—	—	—	—	(1)	1
Adjusted EBITDA	2,146	619	1,527	473	1,054	407	647

Drilling contract termination fees	(396)	(169)	(227)	(9)	(218)	(9)	(209)
Adjusted Normalized EBITDA	$1,750	$450	$1,300	$464	$836	$398	$438

EBITDA margin	53%	59%	51%	63%	47%	46%	48%
Adjusted EBITDA margin	52%	64%	48%	52%	46%	43%	48%
Adjusted Normalized EBITDA margin	46%	56%	44%	52%	41%	43%	39%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended			Year ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Income (loss) from continuing operations before income taxes	$(1,231)	$(1,716)	$242	$(2,892)	$692
Add back (subtract):
Litigation matters	—	2	—	(6)	—
Restructuring charges	—	2	4	2	17
Acquisition costs	4	—	—	4	—
Loss on impairment of assets	1,385	113	11	1,498	26
(Gain) loss on disposal of assets, net	1	1,597	(3)	1,596	(8)
(Gain) loss on retirement of debt	1	48	(110)	49	(148)
Adjusted income from continuing operations before income taxes	$160	$46	$144	$251	$579

Income tax expense (benefit) from continuing operations	$180	$(37)	$6	$103	$122
Add back (subtract):
Litigation matters	—	1	—	1	—
Restructuring charges	1	—	—	1	2
Acquisition costs	—	—	—	—	—
Loss on impairment of assets	(1)	—	—	(1)	1
Gain on disposal of assets, net	—	—	—	—	—
Changes in estimates (1)	(90)	70	32	57	24
Adjusted income tax expense from continuing operations (2)	$90	$34	$38	$161	$149

Effective Tax Rate (3)	(14.7)%	2.2%	2.5%	(3.6)%	17.8%

Effective Tax Rate, excluding discrete items (4)	56.5%	74.0%	26.6%	64.2%	25.9%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in
(a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three and nine months ended September 30, 2017 includes $(13) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense for continuing operations divided by income from continuing operations before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.